Exhibit 2

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”), dated as of April 22, 2013, is entered into by and among OTSEGO SHARES, LLC, a Delaware limited liability company (“Buyer”), ISLAND CAPITAL GROUP LLC, a Delaware limited liability company (“Island”), ANDREW L. FARKAS, an individual (“Farkas”), and JEFFREY P. COHEN, an individual (“Cohen” and, collectively with Island and Farkas, the “Standstill Parties”).

WHEREAS, the Standstill Parties are affiliates of C3 Initial Assets LLC, a Delaware limited liability company (“C3”);

WHEREAS, pursuant to that certain Share Purchase Agreement, of even date herewith, among Buyer, C3 and C-III Capital Partners LLC (“C-III”) (the “Purchase Agreement”), concurrently herewith, Buyer purchased from C3 all of the 977,644 common shares of beneficial interests of Centerline Holding Company, a Delaware statutory trust (the “Company”), owned by C3, based on the transactions reported by the Company to have been completed on March 14, 2013, as set forth in Amendment No. 4 to the Schedule 13E-3 filed by the Company on March 25, 2013; and

WHEREAS, the execution and delivery of this Agreement by the Standstill Parties was a condition to Buyer’s entering into the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Standstill Covenants.

(a) As used in this Agreement:

(i) “Covered Centerline Entity” means each of: the Company; Centerline Capital Group Inc. (“CCG”); any wholly-owned subsidiary of the Company or CCG that exists on the date hereof; and any other entity that exists and is directly or indirectly controlled by the Company on the date hereof.

(ii) “Material Asset” means any asset that is owned by one or more Covered Centerline Entities and is material to the business operations and/or financial performance or position of the Covered Centerline Entities, taken as a whole.

(iii) Each Standstill Party, solely for and with respect to itself or himself, as applicable, hereby agrees that, except as otherwise contemplated by (x) the Purchase Agreement (including with respect to the Agency Lending Business (as defined in the Purchase Agreement)) or (y) the Agreement for Assignment of Contract Rights of even date herewith among Otsego Management, LLC, a Delaware limited liability company, Hunt Capital Partners,

LLC, a Delaware limited liability company, and Island Centerline Manager LLC, a Delaware limited liability company (the “Manager”), it/he shall not, for a period of five (5) years after the date of this Agreement, without Buyer’s prior written consent, directly or indirectly: (A) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, (i) any equity security or evidence of indebtedness of any Covered Centerline Entity, (ii) any rights or option to acquire any equity security or evidence of indebtedness of any Covered Centerline Entity or (iii) any Material Asset; (B) take any action, alone or in concert with any other person or entity, intended to control or influence control of any Covered Centerline Entity or the board of trustees of the Company (the “Company’s Board”); (C) take any action, alone or in concert with any other person or entity, intended to adversely affect Buyer’s ability to acquire a controlling equity interest in the Company or its ability to acquire control of the Company’s Board; (D) file, or initiate the filing of, any bankruptcy petition against any Covered Centerline Entity; (E) participate in any business combination, change of control or other similar transaction with or involving any Covered Centerline Entity; or (F) participate in any joint venture, partnership or similar arrangement with or involving any Covered Centerline Entity; provided, however, that this Section 1 shall in no way limit or restrict: (i) the Standstill Parties (and their respective affiliates), if in their sole discretion they so wish, from soliciting or taking any other action to encourage shareholders of the Company to sell their shares to Buyer or to vote their shares to approve a transaction with Buyer involving the securities or assets of the Company or to elect individuals nominated by Buyer to serve on the Company’s Board; (ii) Manager from performing its obligations or exercising its rights under, or seeking to enforce the obligation of the Company or CCG under, the Management Agreement, dated as of March 5, 2010, as amended, among Manager, the Company and CCG; (iii) C-III and its subsidiaries from continuing to engage in loan origination profit sharing and referral fee arrangements, whether formal or informal, with any Covered Centerline Entity consistent with existing practice as the Company may approve from time to time; provided, however, that the execution and performance of this Agreement shall not modify or affect such arrangements in any respect, including without limitation the nature or duration of, or the rights and obligations under, such arrangements; or (iv) C-III Asset Management LLC (f/k/a Centerline Servicing LLC) (“C3AM”) from performing its obligations or exercising its rights under, or seeking to enforce the obligations of Centerline Mortgage Capital Inc. under, that certain Amended and Restated Subservicing Agreement, dated March 1, 2010, between Centerline Mortgage Capital Inc. and C3AM (relating to Freddie Mac subservicing); (v) C3AM from performing its obligations or exercising its rights under, or seeking to enforce the obligations of Centerline Mortgage Capital Inc. under, that certain Amended and Restated Subservicing Agreement, dated March 1, 2010, between Centerline Mortgage Capital Inc. and C3AM (relating to Freddie Mac – Spinnaker subservicing); (vi) C3AM from performing its obligations or exercising its rights under, or seeking to enforce the obligations of Centerline Mortgage Partners Inc. under, that certain Amended and Restated Subservicing Agreement, dated March 1, 2010, between Centerline Mortgage Partners Inc. and C3AM (relating to Fannie Mae subservicing); or (vii) the Standstill Parties (and their respective affiliates) from making de minimus passive investments. Nothing in this Section 1 shall modify the rights of the Company or any of its affiliates, or the Standstill Parties or any of their respective affiliates, with respect to any agreements between the Company and any of its affiliates, on the one hand, and C3, C-III or C3AM, on the other hand.

2. Specific Performance. The Parties agree that damages may be an inadequate remedy for any breach of the provisions of this Agreement and that Buyer will be entitled to seek equitable relief against the applicable Standstill Party in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the provisions of this Agreement. Such equitable relief shall not be deemed to be the exclusive remedy for a breach of this Agreement by Buyer.

3. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, as applicable, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to Island Capital Group LLC:

717 Fifth Avenue, 18th Floor

New York, NY 10022

Attention: Andrew L. Farkas

afarkas@islecap.com

If to Andrew L. Farkas:

Andrew L. Farkas

c/o Island Capital Group LLC

717 Fifth Avenue, 18th Floor

New York, NY 10022

Attention: Andrew L. Farkas

afarkas@islecap.com

If to Jeffrey P. Cohen:

Jeffrey P. Cohen

c/o Island Capital Group LLC

717 Fifth Avenue, 18th Floor

New York, NY 10022

Attention: Jeffrey P. Cohen

jcohen@islecap.com

If to Buyer:

Otsego Shares, LLC

1225 17th Street, Suite 1400

Denver, CO 08202

Attention: Alan T. Fair

alan.fair@huntcompanies.com

4. Entire Agreement. This Agreement constitutes the sole and entire agreement of Buyer and the Standstill Parties (collectively, the “Parties”) with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent, in the case of an assignment to an affiliate of a Party or Standstill Party, shall not be unreasonably withheld, conditioned or delayed.

6. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7. Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in the federal courts of the United States or the courts of the State of Delaware in each case located in the city of

Wilmington and County of New Castle, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail (portable document format) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Standstill Agreement on the date first written above.

Otsego Shares, LLC			Island Capital Group LLC

By:	Otsego Holdings, LLC, a Delaware limited liability company y, its sole member		By:	/s/ Jeffrey P. Cohen
				Name:	Jeffrey P. Cohen
				Title:	President

By:	Hunt Capital Partners, LLC, a Delaware limited liability company, its non-member manager

/s/ Andrew L. Farkas
By:	/s/ Alan Fair		Andrew L. Farkas
	Name:	Alan Fair
	Title:	President

/s/ Jeffrey P. Cohen
Jeffrey P. Cohen